Exhibit 5.01

Amy L. Schneider Vice President, Corporate Secretary 414 Nicollet Mall, 401-8 Minneapolis, Minnesota 55401

May 8, 2023

Northern States Power Company

414 Nicollet Mall

Minneapolis, Minnesota 55401

Ladies and Gentlemen:

I am the Vice President, Corporate Secretary of Northern States Power Company, a Minnesota corporation (the “Company”), and, as such, I and the attorneys that I supervise have acted as counsel for the Company in connection with the issuance and sale of $800,000,000 aggregate principal amount of the Company’s 5.10% First Mortgage Bonds due 2053 (the “Securities”) pursuant to the Underwriting Agreement, dated May 1, 2023 (the “Underwriting Agreement”), entered into by and among the Company and BMO Capital Markets Corp., CIBC World Markets Corp., Citigroup Global Markets Inc., Mizuho Securities USA LLC, and U.S. Bancorp Investments, Inc., as representatives of the underwriters named therein (the “Underwriters”). The Securities will be issued pursuant to the Supplemental and Restated Trust Indenture dated May 1, 1988 between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as supplemented, and the Supplemental Trust Indenture, dated as of May 1, 2023, by and between the Company and the Trustee (as supplemented, the “Indenture”).

I, or attorneys that I supervise, have examined or are otherwise familiar with the Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Registration Statement on Form S-3 (File No. 333-255446-04) filed by the Company with the Securities and Exchange Commission, to effect the registration of the Securities under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Securities are to be issued, such corporate action in connection with the issuance of the Securities as have occurred as of the date hereof and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of this opinion letter.

Based upon the foregoing and assumptions that follow, I am of the opinion that the Securities, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

Northern States Power Company

May 8, 2023

The foregoing opinion assumes that the Trustee has duly authorized, executed and delivered the Indenture. The foregoing opinion is also subject to:

1.

the limitation that the provisions of the Indenture and the Securities may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws of general application affecting the enforcement of creditors’ rights;

2.	general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law); and

3.

the effect of generally applicable laws that (a) limit the availability of a remedy under certain circumstances where another remedy has been elected, (b) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, or (c) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota. The opinion herein expressed is limited to the specific issues addressed and to laws existing on the date hereof. By rendering this opinion letter, I do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof which may occur after the date hereof.

I hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Northern States Power Company

May 8, 2023

Very truly yours,

/s/ Amy L. Schneider

Amy L. Schneider
Vice President, Corporate Secretary